EXHIBIT 10.2

Execution Version

MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT, dated June 28, 2007 (this “Agreement”), is by and between CryoCath Technologies Inc., a company incorporated under Part 1A of the Companies Act (Quebec) (“Seller”), and ATS Acquisition Corp., a Minnesota corporation (“Purchaser”).

Recitals

A. WHEREAS, the Seller and ATS Medical, Inc., a Minnesota corporation (“ATS Medical”), have previously entered into that certain Asset Purchase Agreement dated June 19, 2007 (the “Purchase Agreement”), whereby ATS Medical obtained the right to acquire from Seller certain assets related to Seller’s business of designing, developing, using, manufacturing, marketing, promoting, selling, and distributing Argon-Based Cryoablation Devices.

B. WHEREAS, ATS Medical assigned all of its rights under the Purchase Agreement to Purchaser, a Minnesota corporation and a wholly owned subsidiary of ATS Medical, pursuant to the terms of a certain Assignment Agreement.

C. WHEREAS, it is a condition to the obligation of both parties to consummate the transactions contemplated in the Purchase Agreement that the parties enter into this Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

D. WHEREAS, as contemplated by the Purchase Agreement and in connection with the transition of the Business to Purchaser and on the terms set forth in this Agreement, Seller desires to manufacture, assemble, and supply to Purchaser, and Purchaser desires to purchase from Seller, the products described on Exhibit A attached hereto (together with the related consoles, the “Products”) pursuant to purchase orders that Purchaser may, from time to time while this Agreement remains in effect, issue to Seller.

E. WHEREAS Purchaser and Seller agree that during the term of this Agreement, Seller will transition the manufacturing of the Products to Purchaser and Seller will assist Purchaser with such transition, as more fully set forth herein.

Agreement

In consideration of the foregoing, incorporated herein by this reference, and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1	“Act” means the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time, and equivalent foreign laws applicable to supply of medical devices.

1.2	“FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services.

1.3	“Product Inventory” means all raw materials utilized by Seller in the manufacture of the Products and related work-in-process inventory.

1.4	“Product Liability Damages” means any liability, claim or expense, including but not limited to reasonable attorneys’ fees, to the extent arising out of claims of third parties for personal injury or loss of or damage to property to the extent relating to or arising out of the making or the approved use of the Products.

1.5	“Regulatory Authority” means the FDA or any court, tribunal, arbitrator, agency, commission, official or other instrumentality of competent jurisdiction of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such political subdivision similar to the function performed by the FDA for the United States, including Notified Bodies who are authorized by Competent Authorities in Europe.

1.6	“Regulatory Standards” means (i) any and all permits, licensing, filings and certifications required by the FDA or other applicable Regulatory Authorities, and compliance with Quality Systems Regulations, set forth as 21 CFR § 820, of the FDA and equivalent regulatory requirements of other Regulatory Authorities, applicable to the manufacturing facility and the manufacturing, processing, handling, storage, shipment, or distribution of the Products, and (ii) any laws, rules, regulations and standards of any Governmental Authority, within the United States or Canada that apply to the manufacturing facility or the manufacturing, processing, handling, storage, shipment, or distribution of the Products.

1.7	“Remedial Action” means any recall, market withdrawal, or general corrective action, including any corrections and removals requiring notification under 21 CFR Section 806, relating to the Product, whether voluntary or involuntary.

1.8	“Vigilance Report” means the incident report for death, injury and malfunction that could lead to death or serious injury required under the post market surveillance system as defined by the European Council Directive 93/42/EEC or the relevant and applicable equivalent of any other Regulatory Authority.

ARTICLE 2
ORDER, MANUFACTURE AND SUPPLY OF PRODUCTS AND RELATED SERVICES

2.1	Purchase Orders. During the term of this Agreement, upon receipt of a purchase order from Purchaser (each a “Purchase Order”), Seller shall manufacture, assemble and deliver Products to Purchaser according to the specifications for such Products as currently in effect (the “Specifications”), in such quantities and pursuant to the terms specified in such Purchase Order and this Agreement. Each Purchase Order shall, at a minimum, include: (a) identification of the Products ordered; (b) quantity; (c) requested delivery date; and (d) shipping instructions and shipping address, subject to Section 2.5, below.

2.2	Acceptance of Orders. Subject to Section 2.3 below, all Purchase Orders shall be deemed to be an offer by Purchaser to purchase the Products pursuant to the terms of this Agreement and shall give rise to a contract between Purchaser and Seller for the sale of the Products ordered only to the extent Seller accepts, or is required to accept, the Purchase Order as set forth in Section 2.3. The terms and conditions of this Agreement shall govern and supersede any additional or contrary terms set forth in Purchaser’s Purchase Order or any Seller or Purchaser acceptance, confirmation, invoice or other document, unless the specific additional or contrary terms are stated in writing and duly signed by an officer of Purchaser and an officer of Seller.

2.3	Forecasts. An initial twelve (12) month forecast of Purchaser’s expected Product needs is attached to this Agreement as Exhibit B. Such forecast will be updated on the first business day of each calendar month during the term of this Agreement to reflect the number of Products for which Purchaser expects to take delivery during the succeeding twelve month period. Purchaser shall be bound by the first three (3) months of each twelve-month forecast (each a “Binding Forecast”). Purchaser shall submit one or more Purchase Orders that call for delivery of the quantity of Products reflected in the first three months of the initial forecast within ten (10) days of the date hereof and will submit a Purchase Order on the first business day of each calendar month while this Agreement is in effect that calls for delivery of the Products reflected in the third month of the forecast being submitted on such date (it being understood that the first two months of each newly submitted forecast will be covered by previously submitted Purchase Orders). It is understood that raw material procurement will be driven from the provided rolling one-year forecast attached as Exhibit B (and the Purchaser will purchase said material from Seller at termination of this agreement pursuant to Section 7.3(c)). Seller shall accept the Purchase Order for a given month corresponding to the Binding Forecast up to an amount of Products in such Binding Forecast that is equal to one hundred and twenty percent (120%) of the number of Products that Purchaser ordered for delivery during the previous three month period divided by 3. For example, if the initial forecast relates to the period July 1 – September 30 and Purchaser orders 1,500 Products for delivery during such period, then Seller will accept a Purchase Order submitted on August 1 that calls for delivery of up to 600 Products (500 * 120%) during October. Each Binding Forecast shall represent a minimum purchase obligation of Purchaser over the applicable three period and the 120% shall represent a maximum that Seller is obligated to sell to Purchaser over the applicable three month period. Should the one year forecast indicate a gradual reduction in quantities over time, the Seller reserves the right to request a firm Purchase Order over an extended period so as to maintain a reasonably constant rate of production. At no time shall monthly orders fall below 90% of the initial three month average. To the extent that Purchase Orders are in excess of this amount, Seller shall use commercially reasonable efforts to supply such excess Products. All other months of each twelve-month forecast of Products shall constitute a non-binding good faith estimate of expected orders for Products. Notwithstanding the foregoing, Purchaser shall not be obligated to provide any further forecasts or place any further Purchase Orders beyond the three months for which it becomes bound under Section 2.3 once it has given Seller notice of termination pursuant to Section 7.

2.4	Modification of Orders. No Purchase Order that has been accepted or which is required to be accepted shall be modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the changed Purchase Order so states. Notwithstanding the foregoing, subject to Purchaser’s obligation under Section 7.3(c), all Purchase Orders that remain open on the effective date of termination or expiration of this Agreement shall terminate on such date. Any such cancellation by Purchaser must be by written notice to Seller following the requested delivery date. Seller shall be allowed to ship Products in partial shipments, provided that such shipments are in accordance with the delivery dates set forth in the applicable Purchase Orders. Purchaser shall not reject any shipments of Product solely for the quantity being incorrect so long as the shipped quantity is within ten percent of the actual quantity ordered.

2.5	Shipment. All Products sold by Seller to Purchaser shall be suitably packed for shipment in accordance with the applicable Specifications, marked for shipment to such destination point indicated, and shall be shipped by Seller, free on board at the location that Seller delivers the Products to the carrier as contemplated below (“F.O.B.”, as defined in the UCC as adopted in Minnesota) to Purchaser’s facility located in Minnesota, or such other facility as Purchaser may designate by giving notice to Seller (the “Place of Destination”). Seller shall pack and use a manner of shipment reasonably sufficient to prevent damage, contamination, and degradation during shipment and during unpacking at the destination. Seller shall ship all Products via a commercially reasonable carrier selected and designated by Purchaser. Provided that Seller has shipped the Products in accordance with this Agreement, Purchaser assumes all risk of loss, and Seller’s title to the Products passes to Purchaser, upon Seller’s delivery of the Products to the aforementioned carrier. Purchaser shall pay the actual cost of all freight, shipping, and insurance charges, taxes, (excluding taxes assessed on the income of Seller) fees, and all other government charges applicable to the sale of Products to Purchaser under this Agreement.

2.6	Inspection. Seller shall inspect and test the Products as required by the Specifications and the Regulatory Standards. By notification to Seller, Purchaser will have the right to reject any Product and any lot that contains Product, that does not meet, or the manufacture, packaging, testing, or supply of which does not meet, the Specifications or Regulatory Standards or that are otherwise defective (“Nonconforming Product”). Purchaser will provide Seller with information as to the reason for the rejection of the Nonconforming Product including a description of the test procedure, if any, and results or observation on which the rejection is based. Seller shall have right to inspect Nonconforming Product. Purchaser shall not return Products without compliance with Seller’s standard return policy except with respect to a Nonconforming Product that is alleged to have connector issues. Seller will instruct Purchaser as to the disposal or return of Nonconforming Product; provided that Purchaser shall have the right to dispose of the Product in any manner if Seller has not otherwise disposed of the Product within thirty (30) days after Purchaser rejects the Product. If Seller instructs Purchaser to return or otherwise dispose of Nonconforming Product, Seller will be responsible for all shipping, insurance, and other charges related to the return or other disposition of Nonconforming Product and for any replacement Product. At Seller’s option, Seller will either (i) replace or repair (or reimburse Purchaser’s reasonable costs to repair) the Nonconforming Product, including units of Product that may have been damaged in the inspection process, without additional cost to Purchaser, and deliver to Purchaser no later than ten (10) days after Seller confirms the non-conformity alleged in Purchaser’s notification of rejection replacement Product for the Nonconforming Product rejected by Purchaser (if Seller does not so confirm, it will so notify Purchaser and any dispute as to non-conformity shall be resolved pursuant to Section 8.14); or (ii) credit Purchaser for the purchase price of Nonconforming Product; provided that all unused credits, if any, shall be refunded to Purchaser upon termination of this Agreement. Notwitsthanding the foregoing, for any Product that is alleged to be a Nonconforming Product because of connector issues, Seller shall, no later than ten (10) days after receipt by Seller of such a Nonconforming Product, ship to Purchaser (or Purchaser’s customer, at Purchaser’s request) a replacement Product and Purchaser will pay Seller 50% of the price of such Product (with the price determined in accordance with Section 3.1, except such price shall not be marked up).

2.7	Process or Material Changes; Specifications. No deviations, exceptions or changes to the Product Specifications, materials, manufacturing processes or packaging may be made by either party without prior notice to, and the written consent of, the other party. This will be accomplished through the use on the Seller’s Engineering Change Process. Purchaser shall pay Seller the costs incurred in connection with changes in Product specifications.

2.8	Packaging and Labeling. Seller shall be responsible for packaging, labeling and shipping Products purchased under this Agreement as reasonably directed by Purchaser pursuant to the terms of this Agreement and in accordance with specifications and Regulatory Standards. Without limiting the foregoing, Purchaser shall have the right to use the trademarks, trade names, logos, and the like of Seller and its Affiliates but only to the extent present on the Products, and any packaging and labeling, supplied to Purchaser or to change labeling, including the trademarks, trade names, logos, colors, designs, and the like, upon advance written notice to Seller.

Notwithstanding the foregoing, Purchaser shall be solely responsible for any and all costs and expenses related to any new packaging, labeling and shipping Products, any “over-labeling” and any new artwork used in connection with the packaging, labeling and shipping of Products that is requested by Purchaser, and shall indemnity Seller if any non-Seller intellectual property that Purchaser requested to be used infringes the rights of any other person or entity.

2.9	Product Inventory. During the term of this Agreement, Seller and Purchaser will cooperate in determining and maintaining reasonable levels of Product Inventory necessary to fulfill the forecast and outstanding Purchase Orders, including issuance of vendor purchase orders for purchases of raw materials by Seller during the term of this Agreement. An initial list of raw material will be provided and verified against the forecast. Approvals will be obtained for procurement quantities that will fall outside of the forecast period or for cost increases that are effected due to termination notice.

2.10	Limited License. During the term, Seller is hereby granted a non-exclusive, royalty free, paid up license to all Intellectual Property owned by Purchaser necessary for the manufacture of the Products for Purchaser under this Agreement.

2.11	Seller Training Services. Subject to the terms and conditions of this Agreement, from the date of this Agreement, Seller will provide to Purchaser and its Affiliates all training reasonably necessary or helpful to manufacture the Products in accordance with all applicable Regulatory Standard Specifications and to advise the Purchaser how to prepare Purchaser’s place of manufacturing in order to obtain a CE Mark and FDA approval for Purchaser’s manufacturing location (collectively, the “Seller Training Services”) relating to the manufacture of the Products. Unless otherwise agreed in writing, such training will include, but not be limited to, providing to Purchaser, no more than five kits for each of the Products and the related consoles, with each kit containing all of the materials necessary to manufacture the applicable Product or console. The number of units per kit will be mutually agreed by the parties for each kit. Kits will be incorporated in Purchaser’s monthly purchase forecast provided to Seller. The cost to Purchaser of such kits shall be Seller’s actual out of pocket expenses to obtain such kits, which such cost is set forth on Schedule 1 (plus custom packaging if required. Kits must be forecast and ordered as set forth in Section 2.3). All Seller Training Services will be provided at Seller’s facility located in Montreal, where the Seller will train-the-trainer and act as mentor as this individual trains Purchaser’s workers in Minnesota. At a mutually agreed to time, the Seller will travel to Minnesota to audit and provide additional feedback to the process. Additional trips to Minnesota and the travel, hotel, meals and other reasonably related travel expenses will be paid by Purchaser. Seller represents, warrants, and covenants that each of the Seller Training Services will be provided in a commercially reasonable manner as to allow Purchaser to continue the manufacture of the Products in substantially the same manner as has been historically done by Seller.

2.12	Term of Training Services. The Training Services will be provided commencing on the date of this Agreement until the later of (i) Purchaser applying for the CE Mark for its manufacturing location for any of the Products or (ii) Purchaser notifies Seller that it no longer wishes to have Seller manufacture any Products for it; provided, however, that in no event, notwithstanding anything to the contrary detailed in this Agreement, will Seller be obligated to continue to manufacture Products pursuant to this Agreement after one year from the date hereof.

2.13	Access to Data and Records. Purchaser shall allow Seller to use during the term of this Agreement all business information and related books and records, including working papers, files, computer discs and tapes, software and hardware requirements and specifications, invoices, credit and sales records, customer lists and agreements, all purchase order based arrangements, supplier lists (including supplier cost information and agreements), manuals, instructions, labeling including electronic files, design drawings, business plans and other plans and specifications, accounting books and records, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs and materials, and manufacturing and quality control records and procedures acquired by Purchaser pursuant to the Purchase Agreement and necessary for Seller to use in order for it to fulfill its obligation hereunder (collectively, the “Business Information”). Seller hereby covenants and agrees to return all Business Information (including all copies thereof), whether in written or electronic form, to Purchaser upon the expiration of the Term. Seller agrees to provide Purchaser access to the Business Information during the Term as Purchaser may reasonably request.

2.14	Title/Risk of Loss/Maintenance/Insurance. Although title to the Purchased Assets as provided in Section 1.1 of the Purchase Agreement (including the Finished Goods and Console Inventory, Transferred Intellectual Property, machinery and equipment, and Business Information) shall transfer to and remain with Purchaser as of and after the Closing Date; notwithstanding anything to the contrary contained in the Purchase Agreement, during the term of this Agreement Seller shall maintain possession of the equipment specified on Exhibit C at the Seller’s facility located in Quebec, Canada (all such property is hereinafter referred to as “Stored Property”) until Purchaser delivers written instructions to Seller to ship the Stored Product or until this Agreement terminates or expires whichever is earlier. Seller shall hold Stored Property as bailee for Purchaser and Seller shall bear all risk of loss with respect to Stored Property until the Stored Property is delivered to Purchaser unless Purchaser fails to receive the Stored Property within 20 days of giving notice that Seller should ship the Stored Product (assuming Seller ships such Stored Product pursuant to the immediately following sentence) or, if earlier, the expiration of this Agreement. Seller shall ship the Stored Property (or any applicable portion thereof), at Purchaser’s cost, to Purchaser’s facility in Minnesota upon receipt of Purchaser’s written instructions or until this Agreement terminates or expires, whichever is earlier. During the term of this Agreement, Seller covenants and agrees to maintain Stored Property in good working order, ordinary wear and tear excepted and to insure Stored Property against loss from fire, theft, flood, destruction and other casualty for its full replacement cost. Seller further covenants and agrees to maintain general commercial liability insurance in amounts equal to or exceeding the coverage amounts in effect as of the date hereof, insuring such property. All such policies shall name Purchaser as an additional insured. Seller covenants and agrees to protect all Business Information by taking commercially reasonable precautions, including maintaining back-up copies of Business Information.

2.15	Maintenance of Consoles. From time to time while this Agreement remains in effect, Seller will, at the request of Purchaser, perform such maintenance service with respect to the consoles that it currently performs. Purchaser will reimburse Seller for its actual out of pocket costs it incurs to perform such maintenance services as well as labor and material that are used to perform such services. Seller will use its commercially reasonable efforts to perform such maintenance services in the timeframe requests by Purchaser.

2.16	Vendor Information. As soon as practicable after the date hereof, Seller will provide to Purchaser, in such commercially reasonable electronic format as is requested by Purchaser, a file containing all pertinent information concerning the suppliers utilized by Seller in the operation of the Business, including the suppliers from whom Seller purchased raw materials to manufacture the Products.

2.17	Further Assurances. The parties hereto each agree to execute such other documents, agreements or instruments as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby, including the purchase by Purchaser of certain inventory under Section 7.3(c) and the assumption by Purchaser (if it so desires) of certain orders and contracts under Section 7.3(d).

ARTICLE 3
COMPENSATION

3.1	Prices. The purchase price of all Products sold hereunder, shall be (i) for Products scheduled for delivery during the first six (6) months of this Agreement, Seller’s fully loaded direct costs of manufacturing such Products (i.e., the costs of raw materials and Seller’s cost of labor plus overhead directly attributable to manufacturing the Product) multiplied by One Hundred Twenty Percent (120%) and (ii) for Products scheduled for delivery after the first six (6) months of this Agreement, Seller’s fully loaded direct costs of manufacturing such Products multiplied by One Hundred Twenty-Five Percent (125%). Seller’s good faith estimate of its current fully loaded direct costs of manufacturing Products is set forth on Exhibit D. Seller will provide Purchaser with sixty (60) days notice of any increase in its fully loaded costs of manufacturing and will, upon reasonable request of Purchaser, provide documentation supporting such increase. Following the first year of this Agreement, if Purchaser requests and Seller agrees in its sole discretion to keep this Agreement in force, cost will be negotiated between the parties but in no event will be less than 125% multiplied by the “fully loaded” costs described above. For purposes of clarity, neither the 120% or 125% markup shall apply to any third party charges for which Purchaser is responsible, including without limitation the charges for shipping, insurances and taxes for which Purchaser is responsible hereunder and the costs specified in Section 3.3 below. The price for Products not delivered within one week of the delivery date required by Purchaser pursuant to a Purchase Order shall be reduced by 2% for each week past the delivery date that the Products are delivered.

3.2	Payment Terms. Seller will invoice Purchaser for amounts due under this Agreement for the purchase by the Purchaser of Products, and all such invoices shall be due and payable in full within thirty-five (35) days from the date thereof. All amounts set forth herein are denominated in United States Dollars and all payments required to be made under this Agreement shall be made in United States Dollars. Invoices not paid in full on or before the due date and not otherwise disputed in good faith shall bear interest at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law, until paid in full.

3.3	Costs of Providing Training Services. Purchaser will reimburse Seller for all the actual cost of all reasonable travel and lodging and meal expenses incurred by Seller’s employees while providing Training Services at Purchaser’s facility.

ARTICLE 4
REGULATORY MATTERS; AUDIT RIGHTS

4.1	Manufacturing Compliance. All Products delivered to Purchaser (or shipped to a third party at the direction of Purchaser) under this Agreement shall be free of defects in material and workmanship and meet the Specifications, and applicable Regulatory Standards. Seller represents and warrants that it has the necessary expertise, personnel, facilities and equipment to perform its obligations in accordance with this Agreement and that it shall operate and maintain its manufacturing facility in compliance with Regulatory Standards.

4.2	Remedial Actions. Each party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any of the Product would reasonably be expected to be subject to Remedial Action. The parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting or appropriate responses to Remedial Action. Purchaser shall solely make the final determination whether and how to commence any Remedial Action with respect to the Product. Each party shall maintain adequate records to permit Purchaser to trace the manufacture of the Product and the distribution and use of the Product. In the event Purchaser determines that any Remedial Action with respect to the Product should be commenced or Remedial Action is required by any governmental authority having jurisdiction over the matter, Purchaser shall have exclusive control of, and shall coordinate, all efforts necessary to conduct such Remedial Action; provided, however, that if Purchaser seeks indemnity for Seller for such Remedial Action, Seller shall be allowed to control the Remedial Action. If Purchaser conducts any Remedial Action related to the Product and Seller is ultimately determined to be responsible for the problem requiring the Remedial Action including faulty manufacture, failure to comply with Regulatory Standards, or failure to produce Product that meets Specifications, then Seller, at Purchaser’ option, shall reimburse Purchaser for its cost of all Purchaser devices subject to such Remedial Action.

4.3	Complaints and Medical Device Reporting. Purchaser will comply with applicable governmental medical device reporting regulatory requirements (e.g., the FDA’s Medical Device Reporting (MDR) Regulations) and applicable governmental regulatory requirements with respect to Vigilance Reports, and Seller shall cooperate with Purchaser to the extent reasonably necessary for Purchaser’s compliance therewith. Purchaser and Seller agree to notify the other within ten (10) Business Days of receipt of any written complaint (provided, however, that such notice period shall be reduced to three (3) Business Days in the event that the complaint necessitates remedial action under 21 CFR Section 803.53)) associated with a Product.

4.4	Purchaser Audits. Seller shall maintain good and accurate records of Product Inventory and documentation that support its direct costs of manufacturing the Products during the term of this Agreement. Seller shall give Purchaser reasonable access to its records to allow Purchaser to conduct audits relating to the Product and Seller’s fully loaded direct manufacturing costs but in no event not more than two times per annum. Such audits will be conducted during Seller’s normal business hours, after reasonable prior written notice to Seller by Purchaser. Seller shall make appropriate personnel reasonably available to Purchaser in connection with such audits, and Purchaser shall use commercially reasonable efforts to minimize interference with Seller’s operations during each such audit.

4.5	Regulatory Inspections. Each party to this Agreement will promptly notify the other of any inspection of any facility related to the Product or any component part of a Product by any Regulatory Authority or ISO organization which relates to the manufacture, assembly, or packaging of the Product and provide to the other party full information about the progress and outcome of such inspection, including, without limitation, copies of any notice of observations or warnings, requests for remedial action, corrective actions or other adverse findings.

ARTICLE 5
WARRANTIES

5.1	Limited Warranty. Seller warrants to Purchaser that the Products sold to Purchaser hereunder shall materially conform to the Specifications and will be free from defects in materials and workmanship for one year from the date of invoice. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE AND IN SECTION 4.1, SELLER DOES NOT MAKE ANY, AND EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE.

ARTICLE 6
INDEMNIFICATION

6.1	Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser, and its directors, officers, employees and agents, from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation any of the foregoing, “Damages”) but specifically excluding any consequential (other than with respect to Remedial Actions) incidental, special or punitive damages suffered or incurred by any of the foregoing Persons to the extent resulting from a claim by a non-Affiliate third party against such a Person that concerns: (a) any breach of any express representation or warranty on the part of Seller that is set forth in this Agreement; (b) Product Liability Damages, but only to the extent directly resulting from the negligent manufacture of Products, or any component thereof, by Seller or its suppliers or out of any failure to comply with the Specifications or Regulatory Standards; or (c) any Remedial Action, but only to the extent directly resulting from the negligent manufacture, shipping or delivery of Products, or any component thereof, by Seller or any of its suppliers other than suppliers approved by Purchaser or out of any failure to comply with the Specifications or Regulatory Standards; provided, however, that Seller shall have no liability hereunder for any failure of Seller to satisfy its obligations hereunder if such failure is a direct result of its inability to procure raw materials from a vendor despite Seller’s commercially reasonable attempts to do so. Nothing contained herein shall limit in any manner Purchaser’s indemnification obligations to Seller contained in the Purchase Agreement.

6.2	Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, employees and agents, from and against any and all Damages suffered or incurred by any of the foregoing Persons to the extent resulting from a claim by a non-Affiliate third party against such a Person that concerns: (a) any breach of any express representation or warranty on the part of Purchaser that is set forth in this Agreement; or (b) Product Liability Damages, to the extent directly resulting from the marketing or sale of Product by Purchaser and not as the result of any matter within the scope of Seller’s indemnity under Section 6.1; (c) any Remedial Action, to the extent directly resulting from the marketing or sale of Product by the Purchaser or (d) any infringement of a third party’s intellectual property rights caused by a specific request by Purchaser of Seller to include such third party’s intellectual property rights in a Product or on any packaging; provided that in no event shall Purchaser be liable under this Section 6.2 for any matters within the scope of Seller’s indemnity under Section 6.1. Nothing contained herein shall limit in any manner Seller’s indemnification obligations to Purchaser contained in the Asset Purchase Agreement.

6.3	Claims for Indemnification.

(a)	Whenever any claim arises for indemnification hereunder or an event which may result in a claim for such indemnification has occurred, the party seeking indemnification (the “Indemnified Party”), shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, to the extent known, the facts constituting the basis for such claim; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the Indemnifying Party is actually prejudiced thereby. The notice to the Indemnifying Party will specify with reasonable specificity, to the extent known, the basis under which the right to indemnification is being asserted and the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the exclusive right to dispute, settle and defend all claims and Damages for which it is responsible under this Section 6 and thereafter shall so defend and pay any adverse final judgment or award or settlement amount for which it is responsible under this Section 6. Such defense and settlement shall be controlled exclusively by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, provided that the Indemnified Party shall have the right to participate in such defense at its own expense, subject to the exclusive control of the Indemnifying Party. The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial, settlement and defense of each such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to reasonably defend or settle a lawsuit for which it is responsible under this Section 6 as set forth above in breach of its obligations under this Section 6, then the Indemnified Party shall have the right to pay, compromise or defend any such lawsuit and to assert the amount of any judgment or settlement, plus the reasonable expenses of defense or settlement, as the claim for which the Indemnifying Party is responsible under this Section 6. The Indemnified Party shall also have the right, upon delivery of ten (10) days advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default judgment in such a lawsuit prior to the assumption of the defense of the claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting prior to the Indemnifying Party taking appropriate action shall be paid by the Indemnifying Party. Except as otherwise provided in this Section 6 above, the Indemnified Party shall not settle or compromise any claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The parties intend that all indemnification claims be made as promptly as practicable. Except as otherwise expressly set forth in this Section 6.3(a) above, the Indemnifying Party shall have no liability or responsibility for any cost, expenses, or settlements incurred without its prior written consent, not to be unreasonably withheld.

(b)	If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, the Indemnifying Party will deliver a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. Any such dispute will be resolved pursuant to the procedures referenced in Section 8.14, below.

ARTICLE 7
TERM AND TERMINATION

7.1	Term. This Agreement shall take effect as of the Closing Date and shall continue in force for twelve (12) calendar months thereafter, unless terminated earlier as provided herein (the “Term”).

7.2	Termination. Notwithstanding the provisions of Section 7.1, this Agreement may be terminated only in accordance with the following provisions:

(a)	Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, make a general assignment of all or substantially all of its assets for the benefit of creditors (other than grants of security for debt), or go into liquidation or receivership.

(b)	Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days after notice thereof from the non-breaching party.

(c)	Purchaser may, in its sole discretion, terminate this Agreement upon ninety (90) days prior written notice to Seller; provided at the time it gives such notice, it shall also deliver a final Purchase Order to Seller for any Products (that would be in addition to any Product previously ordered by Purchaser) it is required (or deemed to be required) to procure from Seller during the ninety (90) day period. Any such final Purchase Order shall be subject to the provisions of Section 2.3. If Purchaser terminates any Purchase Order that has been accepted by Seller, Purchaser will, in addition to, but without duplication of, its obligation under Section 7.3(c), reimburse Seller for any out of pocket costs incurred by Seller in procuring Product Inventory that would be necessary to fill such Purchase Orders.

7.3	Rights and Obligations on Termination. In the event of termination or expiration of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)	Unless mutually agreed to in writing, termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable and shall not release Seller from any liability for failure to deliver Products prior to the applicable delivery dates (regardless if the applicable Purchase Orders are terminated effective upon the termination of this Agreement).

(b)	Subject to Purchaser’s obligations under Section 7.2(c), all outstanding Purchase Orders shall automatically be terminated on the date the Agreement terminates or expires.

(c)	Within ten (10) Business Days of the effective date of termination Seller will provide a list of Product Inventory, which may be observed by Purchaser and/or Purchaser’s accountants or representative, and will list the type and quantity of all items included in the Product Inventory and report the same to Purchaser. Within five (5) Business Days following such count and report to Purchaser, Purchaser shall purchase, and Seller shall sell to Purchaser, such existing Product Inventory (except for any such Product Inventory that is related to SurgiFrost 6 which Purchaser has indicated to Seller it does not desire) pursuant to a bill of sale (under which Seller shall represent and warrant that it has good title to such Product Inventory, free and clear of all liens) in consideration for payment equal to Seller’s cost of all Product Inventory determined in accordance with Canadian GAAP plus packaging and shipping cost. In addition, Purchaser shall purchase from Seller any finished goods inventory related to Products, at a price equal to the price set forth in Section 3.1 with respect to any Products that were ordered on a terminated Purchaser Order and were scheduled for delivery after the date of such termination (and at Seller’s costs for producing any other finished goods determined in accordance with Canadian GAAP) plus packaging and shipping cost, provided that Purchaser shall not be obligated to purchase a quantity of finished goods that exceeds than 110% of the quantity of Products that had scheduled shipment dates after the date of termination on Purchaser Orders that were terminated pursuant to Section 7.3(b).

(d)	Purchaser shall assume all or any portion of purchase orders and contracts to which Seller is a party, and which are assignable by Seller to Purchaser and that relate to any supplies or materials that would have been used in making, assembling, or manufacturing Products that were ordered on a terminated Purchaser Order and were scheduled for delivery after the date of such termination. Seller shall take all actions as are necessary to assign to Purchaser such purchase orders and contracts that Purchaser wishes to assume.

(e)	Sections 2.6, 4.1-4.5, and 7.3, and Articles, 5, 6 and 8, shall survive termination or expiration of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1	Confidentiality. The Parties agree that Section 4.1 (titled “Confidentiality”) of the Purchase Agreement is incorporated by reference herein and shall apply to all information disclosed in the performance of this Agreement.

8.2	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Seller:

To: CryoCath Technologies, Inc.

16771 Chemin Ste-Marie
Montreal, Quebec
H9H 5H3
Canada
Attn: President & CEO
Fax: 514 694 7075 (Marked Confidential)

With a copy to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue, 26th Floor
Montreal, Quebec
H3A 3N9
Canada
Attn: Neil Kravitz or Elliot Greenstone.
Fax: (514) 841-6499

If to Purchaser:

To: ATS Medical, Inc.

3905 Annapolis Lane #105
Minneapolis, Minnesota 55447
Attn: Rick Curtis
Fax: (763) 557-2020

With a copy to:

Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas R. Marek, Esq.
Fax: (612) 607-7100

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.3	Amendments; No Waivers.

(a)	Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.4	Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 9.4 shall survive the termination of this Agreement.

8.5	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party. Notwithstanding the foregoing, either party shall have the right to assign and otherwise transfer this Agreement as a whole without consent to any entity that acquires all or substantially all of its business or assets to which this Agreement relates, whether by sale of stock or assets, operation of the law, or otherwise. All transfers in violation of the foregoing shall be void.

8.6	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

8.7	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

8.8	Entire Agreement. This Agreement (including all Exhibits which are hereby incorporated by reference), all other agreements referred to herein or therein or in the Purchase Agreement, and the other agreements signed by the parties hereto or to the Purchase Agreement simultaneously herewith constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

8.9	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

8.10	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect and the parties hereto shall use diligent efforts to agree upon a substitute provision that is valid and enforceable that reflects the original intent of the parties as nearly as possible.

8.11	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

8.12	Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.13	Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Purchaser or employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

8.14	Dispute Resolution. Any Dispute arising between the parties under this Agreement, or in connection with the transactions contemplated hereunder, shall be resolved pursuant to Article 9 of the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATS ACQUISITION CORP.

By: /s/ Rick Curtis
Name: Rick Curtis
Title: Vice President

CRYOCATH TECHNOLOGIES INC.

By: /s/ Jan Keltjens
Name: Jan Keltjens
Title: President & CEO

SIGNATURE PAGE TO
MANUFACTURING AGREEMENT

EXHIBITS AND SCHEDULES

Exhibit A – LIST OF PRODUCTS

Exhibit B – FORECAST

Exhibit C – EQUIPMENT TO REMAIN WITH SELLER DURING THE TERM

Exhibit D – ESTIMATE OF SELLER’S DIRECT COSTS

Schedule 1 – COST OF KITS